PRESS RELEASE

Plantronics Declares Quarterly Dividend of $0.05 per Share

FOR INFORMATION, CONTACT: Greg Klaben Vice President of Investor Relations (831) 458-7533	FOR IMMEDIATE RELEASE October 23, 2007

Santa Cruz,CA–October 23, 2007 - Plantronics, Inc., (NYSE: PLT) today announced that its Board of Directors declared a quarterly dividend of $0.05 per share. The dividend is payable on December 10, 2007 to stockholders of record at the close of business on November 9, 2007.

“We generated approximately $29 million in cash flows from operations in the second quarter of fiscal 2008.  Our Board of Directors is pleased to continue to return a portion of our cash flow to stockholders directly in the form of a dividend,” said Ken Kannappan, President and Chief Executive Officer.

About Plantronics

In 1969, a Plantronics headset carried the historic first words from the moon: “That’s one small step for man, one giant leap for mankind.”  Since then, Plantronics has become the headset of choice for mission-critical applications such as air traffic control, 911 dispatch, and the New York Stock Exchange.  Today, this history of Sound Innovation® is the basis for every product we build for the office, contact center, personal mobile, entertainment and residential markets. The Plantronics family of brands includes Plantronics, Altec Lansing, Clarity, and Volume Logic. For more information, go to www.plantronics.com or call (800) 544-4660.

Altec Lansing, Clarity, Plantronics, Sound Innovation, and Volume Logic are trademarks or registered trademarks of Plantronics, Inc. All other trademarks are the property of their respective owners.

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PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802
831-426-6060 / Fax 831-426-6098